UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2005

BIOANALYTICAL SYSTEMS, INC. (Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	0-23357 (Commission File Number)	35-1345024 (I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA (Address of principal executive offices)	47906-1382 (Zip Code)

Registrant's telephone number, including area code:  (765) 463-4527

Item 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        See discussions in Item 2.01 and Item 2.03.

Item 2.01.        COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

        On January 5, 2005, BASi Maryland, Inc., (“BASi Maryland”) a wholly-owned subsidiary of Bioanalytical Systems, Inc. (“BASi”), closed a Purchase and Sale Agreement by and between BASi Maryland, as the general partner in the PKLB Limited Partnership and 300 W. Fayette Street, LLC, a subsidiary of The Kevin F. Donohoe Company for the sale of the parcel of land situated at 300-306 West Fayette Street, Baltimore City, Maryland and the building located thereon (the “Property”) for a purchase price of Six Million Five Hundred Thousand Dollars ($6,500,000.00). The Property houses the clinical research facilities of BASi Maryland. Effective the same day, BASi Maryland entered into a three-year lease with 300 W. Fayette Street, LLC for 101,000 square feet of space in the building at an initial rent of Sixty-Seven Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($67,333.33) per month (the “Lease”). Rent is secured by a letter of credit as further described in the Lease. BASi Maryland’s financial obligations in the Lease are guaranteed by BASi.

        The foregoing discussion of the Purchase and Sale Agreement is entirely qualified by reference to the Purchase and Sale Agreement which is attached hereto as Exhibit 10.1, the amendments to the Purchase and Sale Agreement, attached as Exhibits 10.2 and 10.3 and the Lease attached hereto as Exhibit 10.4 and incorporated herein by this reference.

Item 2.03.        CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

        On January 4, 2005, BASi and National City Bank of Indiana, as successor to The Provident Bank (“National City”) executed an Amended and Restated Credit Agreement (the “Credit Agreement”), a Replacement Promissory Note, and an Amended and Restated General Security Agreement (collectively, the “Credit Facility”). The Credit Facility replaces a credit agreement between BASi and The Provident Bank, originally dated October 12, 2002 as amended.

        The Credit Facility may be drawn up to a maximum aggregate principal amount of the lesser of $6,000,000 or the “Borrowing Base” of BASi (as defined in the Credit Agreement) (against which there is currently no outstanding balance). The Credit Facility bears interest at an annual rate equal to the sum of National City’s “Prime Rate” (as defined in the Credit Agreement), plus an additional 0.25% if BASi exceeds a “Senior Debt Ratio” that is specified and defined in the Credit Agreement. Prime Rate interest payments are due monthly. In addition, BASi may elect to have interest accrue at the “Eurodollar Rate” (as defined in the Credit Agreement), plus 2.50% to 3.00%, for up to three different advances on the Credit Facility. Interest payments on the Eurodollar Rate are due on the last day of each applicable “Interest Period” (as defined in the Credit Agreement). The Credit Facility also carries an annual interest rate fee of 1.50% for all standby letters of credit and commercial letters of credit, and a 0.25% fee for the portion of the Credit Facility which is unused, minus the amount of all letters of credit. These fees are payable quarterly. Should any balance remain on the Credit Facility after December 31, 2007 or while there is an uncured Default (as defined in the Credit Agreement), the interest rate on the Credit Facility increases by 4.0% over the rate previously in effect.

        The principal balance and all accrued interest on the Credit Facility are due on December 31, 2007. An exit fee of $150,000 applies if BASi terminates the Credit Facility before September 30, 2006. The Credit Facility may be accelerated upon the occurrence of any Default by BASi defined in the Credit Agreement, which includes, failing to make any payment when due; breaching any covenant, term, or condition and other customary events of default.

        The obligations under the Credit Facility are guaranteed by each U.S. subsidiary of BASi. BASi also granted the bank a security interest in substantially all of its operational assets and other real assets and pledged to the bank all outstanding capital stock of each of its U.S. subsidiaries and 65% of the outstanding capital stock of each of its non-U.S. subsidiaries. In addition, BASi made a collateral assignment to the bank of a life insurance policy on its Chairman and Chief Executive Officer.

        Under the terms of Credit Facility and the Lease, BASi has agreed to restrict advances to subsidiaries, limit additional indebtedness and capital expenditures as well as to comply with certain financial covenants outlined in the Credit Facility and the Lease. The Credit Facility and the Lease contain cross-default provisions.

        The foregoing discussion of the Credit Facility is entirely qualified by reference to the Credit Agreement, Note, and Security Agreement, which are attached as Exhibits 10.1, 10.2 and 10.3, and incorporated herein by this reference.

Item 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

        (a)         Not applicable.

        (b)         Not applicable.

        (c)         Exhibits.

        10.1    Purchase and Sale Agreement between BASi Maryland, Inc. and 300 W. Fayette Street, LLC, closed January 5, 2005.

        10.2    Form of First Amendment to the Purchase and Sale Agreement dated September 7, 2004.

        10.3    Form of Second Amendment to the Purchase and Sale Agreement dated on or about November 11, 2004.

        10.4    Form of Office Lease by and between BASi Maryland, Inc. and 300 W. Fayette Street, LLC.

        10.5    Amended and Restated Credit Agreement between Bioanalytical Systems, Inc. and National City Bank, executed January 4, 2005.

        10.6    Replacement Promissory Note between Bioanalytical Systems, Inc. and National City Bank, executed January 4, 2005.

        10.7    Amended and Restated General Security Agreement between Bioanalytical Systems, Inc. and National City Bank, executed January 4, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2005	Bioanalytical Systems, Inc. By: /s/ Michael R. Cox Michael R. Cox VP-Finance, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Purchase and Sale Agreement between BASi Maryland, Inc. and 300 W. Fayette Street, LLC, closed January 5, 2005.
10.2	Form of First Amendment to the Purchase and Sale Agreement dated September 7, 2004.
10.3	Form of Second Amendment to the Purchase and Sale Agreement dated on or about November 11, 2004.
10.4	Form of Office Lease by and between BASi Maryland, Inc. and 300 W. Fayette Street, LLC
10.5	Amended and Restated Credit Agreement between Bioanalytical Systems, Inc. and National City Bank, executed January 4, 2005.
10.6	Replacement Promissory Note between Bioanalytical Systems, Inc. and National City Bank, executed January 4, 2005.
10.7	Amended and Restated General Security Agreement between Bioanalytical Systems, Inc. and National City Bank, executed January 4, 2005.